Exhibit 4.6

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of August 21, 2008, among Ethanol Management Company (the “Guaranteeing Subsidiary”), a subsidiary of Frontier Oil Corporation (or its permitted successor), a Wyoming corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 1, 2004 providing for the issuance of 6-5/8% Senior Notes due 2011 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Subsidiary Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.           Execution and Delivery.  Each Guaranteeing Subsidiary agrees that the Subsidiary Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

4.           No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5.           NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

6.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

7.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

8.           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:  August 21, 2008

Ethanol Management Company

By:  _/s/ Michael C. Jennings______

Name:  Michael C. Jennings
Title:    Executive Vice President –        Chief Financial Officer

Frontier Oil Corporation

By:  _/s/ Michael C. Jennings______

Name:  Michael C. Jennings
Title:    Executive Vice President –        Chief Financial Officer

Frontier Holdings Inc.

By: _/s/ Michael C. Jennings______

Name:  Michael C. Jennings
Title:    Executive Vice President –        Chief Financial Officer

Frontier Refining & Marketing Inc.

By:  _/s/ Michael C. Jennings______

Name:  Michael C. Jennings
Title:    Executive Vice President –        Chief Financial Officer

Frontier Refining Inc.

By:  _/s/ Michael C. Jennings_______

Name:  Michael C. Jennings
Title:    Executive Vice President –        Chief Financial Officer

Frontier Oil and Refining Company

By: _/s/ Michael C. Jennings_______

Name:  Michael C. Jennings
Title:    Executive Vice President –        Chief Financial Officer

Frontier Pipeline Inc.

By:  _/s/ Michael C. Jennings_______

Name:  Michael C. Jennings
Title:    Executive Vice President –        Chief Financial Officer

Frontier El Dorado Refining Company

By:  _/s/ Michael C. Jennings_______

Name:  Michael C. Jennings
Title:    Executive Vice President –        Chief Financial Officer

Wells Fargo Bank, N.A.
  as Trustee

By: /s/ Patrick T. Giordano_________

Vice President